UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  12/10/2004

MOLINA HEALTHCARE INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-31719

DE	134204626
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

Molina Healthcare, Inc., One Golden Shore Drive, Long Beach, CA 90802
(Address of Principal Executive Offices, Including Zip Code)

916 646 9193
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On December 10, 2004, Molina Healthcare of California, a California corporation and the wholly owned subsidiary of Molina Healthcare, Inc., and Universal Care, Inc., a California corporation, entered into a definitive Asset Purchase Agreement to transfer Universal's Medi-Cal (Medicaid) and Healthy Families Program (California's State Children's Health Insurance Program) contracts to Molina Healthcare of California. In order to close, the transfer must be approved by multiple governmental agencies, including the California Department of Managed Health Care, the California Department of Health Services, and the California Managed Risk Medical Insurance Board. Approximately 17,000 of Universal's Medi-Cal and Healthy Families members could be affected by the transaction. If approved, Molina Healthcare of California hopes to close the transaction and begin providing coverage to these members in the second quarter of 2005.

The consideration for the transfer of the contracts to Molina Healthcare of California is $6.2 million, subject to possible adjustment. As part of the transaction, Universal shall assign the bulk of its provider network related to its Medi-Cal and Healthy Families members to Molina Healthcare of California. A copy of the Asset Purchase Agreement executed by the parties is included as Exhibit 10.1 to this report.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

10.1 Asset Purchase Agreement dated as of December 10, 2004 between Molina Healthcare of California and Universal Care, Inc.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

MOLINA HEALTHCARE INC

Date: December 15, 2004.	By:	/s/ Mark L. Andrews
Mark L. Andrews
Executive Vice President, General Counsel, and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	Asset Purchase Agreement dated as of December 10, 2004 between Molina Healthcare of California and Universal Care, Inc.